Exhibit 99.1

Illinois American Water Files Rate Request
Driven by $557 Million in Future Investments

Request driven by company’s commitment to providing clean, safe, reliable and affordable water and wastewater service

Belleville, Ill. (January 25, 2024) – Illinois American Water filed a rate request today with the Illinois Commerce Commission (ICC) reflecting $557 million in water and wastewater system investments to be made through 2025 to continue providing clean, safe, reliable and affordable service. The request reinforces the company’s commitment to investing in its water and wastewater systems to replace aging infrastructure, provide reliable service, enhance water quality and comply with environmental regulations.

“We carefully plan and invest in the infrastructure of our water and wastewater systems to provide safe, clean, and reliable service to nearly 1.3 million Illinoisians in more than 140 communities across the state,” said Rebecca Losli, president of Illinois American Water. “By making prudent, ongoing investments, Illinois American Water is committed to protecting public health and safety in the communities we serve. At the same time, we remain committed to addressing the needs of our most vulnerable customers.” The rate request includes $421 million in water system infrastructure improvements and $136 million in wastewater system infrastructure improvements to be made over two years, from January 2024 to December 2025.

Investments in the rate request include the replacement of approximately 44 miles of aging water and wastewater pipelines and the upgrading of storage tanks, wells, pumping stations, hydrants, meters, wastewater plants, and more across the state. Also included in the rate request is the ongoing replacement of lead water service lines across the state as well as improvements to water treatment facilities in Cairo, Sterling, Peoria, Leonore, Hardin, Nettle Creek and Saunemin to support continued safe drinking water treatment to residents and businesses.

The company’s last general rate case was filed with the ICC in January 2022 and a rate Order was approved in December 2022. New rates became effective in January 2023.

If the new rates are approved, as filed with the ICC today, residential customers would see their monthly water service bills increase about $24 per month, while the average residential wastewater bill would increase by about $5 per month. Both rates would depend on the customer’s service area.

Part of today’s filing with the ICC includes a proposal to expand the Income-Based Discount program to help protect and make additional customers who need bill assistance eligible for the program. Illinois American Water offers customer assistance through its H2O Help to

Others program, payment plans and budget billing. For questions about the program or to apply, customers can call Dollar Energy at 888-282-6816 or they can apply directly at the company’s website at dollarenergy.org/need-help/illinois/ilaw-customer-assistance-discount-program.

Today’s filing is a necessary first step in the 11-month ICC rate review process; customer rates are not changing at this time. Any general rate changes proposed through this filing would not become effective until early 2025 when a final rate order is approved by the ICC.

About American Water
American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to more than 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s 6,500 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Illinois American Water
Illinois American Water, a subsidiary of American Water, is the largest investor-owned water utility in the state, providing high-quality and reliable water and wastewater services to approximately 1.3 million people. American Water also operates a quality control and research laboratory in Belleville.

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AWK-IR
Media Contact:
Terry Mackin
Director, External Affairs and Communications
Terry.Mackin@amwater.com